Exhibit 99.1

Minerva Surgical Reports Third Quarter 2022 Financial Results

Santa Clara, Calif. – November 14, 2022 (GLOBE NEWSWIRE) – Minerva Surgical, Inc. (Nasdaq: UTRS) (Minerva Surgical or the Company), a woman's health company focused on the treatment of Abnormal Uterine Bleeding (AUB), today reported third quarter financial results for the period ended September 30, 2022.

Third Quarter and Recent Business Highlights:

•
Reported revenue of $12.6 million in the third quarter of 2022, compared with revenue of $12.5 million in the third quarter of 2021 and $13.0 million in the second quarter of 2022
•
Symphion revenue of $3.0 million increased 10% from the third quarter of 2021
•
Website visitors for AUBandMe.com, an educational website which was launched in the fourth quarter of 2021, were up from less than 2,000 visitors in the first quarter of 2022 to over 33,000 new visitors in the most recent quarter
•
Approximately 50% of Minerva Surgical’s business is now under contract, up from 37% in 2021
•
295 new accounts added or re-activated in the past 12 months across all three product lines

Third Quarter 2022 Financial Results

Revenue was $12.6 million for the third quarter of 2022, compared to $12.5 million in the third quarter of 2021 and $13.0 million in the second quarter of 2022. The 1% increase in revenue compared to the third quarter of 2021, was the result of a 10% increase in Symphion product revenue partially offset by a 2% decrease in revenue for our endometrial ablation products, Minerva ES and Genesys HTA. We experienced a 3% decrease in revenue compared to the second quarter of 2022, with revenue declining 7% for both Symphion & Genesys HTA, partially offset by a 2% increase in Minerva product revenue. We believe these trends are consistent with those experienced by other participants in the markets that we serve, as endometrial ablation procedures and hospital staffing challenges continue to feel the impact from COVID-19.

Overall gross margin was 54.1% for the third quarter of 2022, decreasing from the gross margin of 57.0% in the same period of 2021 and 59.0% reported in the second quarter of 2022. This reduction in gross margin was mainly a result of the shift in product mix from Genesys HTA to Symphion, which currently has a lower gross margin. The gross margin was also negatively impacted as fixed overhead costs were spread over a smaller base of product revenue in the third quarter of 2022. Additionally, we sold or placed significantly more controllers in the third quarter of 2022 than in prior quarters, which generally have lower margins than our disposable devices, however these capital sales are expected to drive an increase in disposable device sales in future periods.

Operating expenses were $17.3 million for the third quarter of 2022, compared to $13.3 million in the same period of 2021. The increase in operating expenses was driven by an overall increase in sales and marketing expenses due to expansion of the sales force as well as an increase in spending on physician and patient outreach, additional general and administrative expenses associated with operating as a public company, and a significant increase in stock-based compensation expenses.

Net loss in the third quarter of 2022 was $11.3 million, compared to a net loss of $3.2 million for the same period in 2021, and a net loss of $5.6 million in the second quarter of 2022.

Adjusted EBITDA for the third quarter of 2022 was negative $5.8 million, compared to negative $2.6 million for the same period in 2021, and negative $4.5 million in the second quarter of 2022.

Financial Outlook for Fiscal Year 2022

Revenue guidance is unchanged from the guidance given during the previous quarter, with annual revenue anticipated to be between $50 million and $53 million. Sales revenue has been significantly impacted over the past two years, including the first three quarters of 2022, by both government and hospital restrictions on elective surgeries in select markets and staffing challenges at hospitals. We believe the tissue resection markets appear to be regaining strength, while the ablation markets have been a little slower to recover, which has been reflected in our guidance.

Webcast and Conference Call Information

Minerva Surgical will host a conference call to discuss the third quarter 2022 financial results after market close on Monday, November 14, 2022 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. To access the live call via telephone, please register in advance using the link here. Upon registering, each participant will receive an email confirmation with dial-in numbers and a unique personal PIN that can be used to join the call. The live webinar can be accessed at https://ir.minervasurgical.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin

To provide investors with additional information regarding the Company’s financial results, it has provided EBITDA and adjusted EBITDA. The Company calculates EBITDA, a non-GAAP financial measure, as net income/(loss) excluding depreciation and amortization, interest income and expense and income tax benefit. The Company calculates adjusted EBITDA, a non-GAAP financial measure by further excluding non-cash items for stock-based compensation expenses, gain on extinguishment of PPP loan, change in fair value of redeemable convertible preferred stock warrant liability, change in fair value of contingent consideration liability and change in fair value of derivative liabilities. EBITDA margin represents EBITDA as a percentage of revenue. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue. EBITDA and Adjusted EBITDA should be viewed as measures of operating performance that are supplements to, and not substitutes for, operating (income) loss, net (income) loss and other U.S. GAAP measures of income and loss.

The Company has included adjusted EBITDA in this earnings release because it is a key measure used by the Company’s management and board of directors to evaluate and compare the Company’s financial and operational performance over multiple periods, identifying trends affecting the Company’s business, formulating business plans and making strategic decisions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain non-recurring variable charges. In addition, the Company believes that providing each of EBITDA and Adjusted EBITDA, together with a reconciliation of net loss to each such measure, helps investors make comparisons between Minerva Surgical and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation.

Each of EBITDA and Adjusted EBITDA is used by the Company’s management team as an additional measure of Company performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of EBITDA and Adjusted EBITDA help the Company’s management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations. Each of EBITDA and Adjusted EBITDA has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include information regarding trends and expectations for the Company’s products and technology, demand for the Company’s products, the Company’s expected financial performance, expenses, and position in the market and outlook for fiscal year 2022, and the impact of COVID-19 and its variants on the Company’s operations and those of its customers. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, as filed with the U.S. Securities and Exchange Commission (SEC) on November 14, 2022, and available at www.SEC.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

About Minerva Surgical, Inc.

Minerva Surgical is a commercial-stage medical technology company focused on developing, manufacturing, and commercializing minimally invasive solutions to meet the distinct uterine healthcare needs of women. The Company has established a broad product line of commercially available, minimally invasive alternatives to hysterectomy, which are designed to address the most common causes of Abnormal Uterine Bleeding (AUB) in most uterine anatomies. The Minerva Surgical solutions can be used in a variety of medical treatment settings and aim to address the drawbacks associated with alternative treatment methods and to preserve the uterus by avoiding unnecessary hysterectomies.

Contact:

Media/Press: Mike Clapper– mike.clapper@minervasurgical.com

Investors: Caroline Corner- caroline.corner@westwicke.com

www.minervasurgical.com

www.AUBandMe.com

Minerva Surgical, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$12,588	$12,506	$36,490	$38,458
Cost of goods sold	5,775	5,373	16,619	15,760
Gross profit	6,813	7,133	19,871	22,698
Operating expenses
Sales and marketing	9,723	7,919	28,887	22,883
General and administrative	6,142	3,987	12,706	18,115
Research and development	1,456	1,367	3,985	4,191
Total operating expenses	17,321	13,273	45,578	45,189
Loss from operations	(10,508)	(6,140)	(25,707)	(22,491)
Interest income	42	—	70	—
Interest expense (includes $nil million and $1.3 million to related parties in three months ended September 30, 2022 and 2021, respectively, and $nil million and $4.2 million to related parties in nine months ended September 30, 2022 and 2021, respectively)	(861)	(3,611)	(2,196)	(10,663)
Change in fair value of derivative liabilities	—	23,383	—	15,243
Loss on extinguishment of convertible notes	—	(16,853)	—	(16,853)
Gain on extinguishment of PPP loan	—	—	—	3,036
Other income (expense), net	(2)	(4)	(34)	(544)
Net loss before income taxes	(11,329)	(3,225)	(27,867)	(32,272)
Income tax benefit (expense)	—	—	—	—
Net loss	$(11,329)	$(3,225)	$(27,867)	$(32,272)
Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(1.15)	$(0.98)	$(15.04)
Weighted-average common shares used in computing net loss per share, basic and diluted	28,611,045	2,798,146	28,553,949	2,145,733

Minerva Surgical, Inc.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$15,112	$40,608
Restricted cash, current	8,024	7,283
Accounts receivable, net	6,791	7,292
Inventory	17,003	15,682
Prepaid expenses and other current assets	2,265	4,139
Total current assets	49,195	75,004
Restricted cash, net of current portion	265	524
Intangible assets, net	28,884	34,970
Property and equipment, net	5,031	4,594
Operating lease right-of-use asset	429	—
Total assets	$83,804	$115,092
Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$2,822	$3,629
Accrued compensation	4,224	3,518
Accrued liabilities	10,384	10,662
Contingent consideration liability, current	5,000	5,000
Operating lease liability	565	—
Total current liabilities	22,995	22,809
Long-term debt	39,271	39,085
Contingent consideration liability, net of current portion	—	9,094
Total liabilities	62,266	70,988
Commitments and contingencies (Note 8)
Stockholders` equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2022 and December 31, 2021; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 28,968,185 shares and 28,822,283 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	28	28
Additional paid-in capital	298,922	293,621
Accumulated other comprehensive income	11	11
Accumulated deficit	(277,423)	(249,556)
Total stockholders’ equity	21,538	44,104
Total liabilities and stockholders’ equity	$83,804	$115,092

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin: The following table presents reconciliation of net loss to adjusted EBITDA for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except percentage figures)	2022	2021	2022	2021

Net loss	$(11,329)	$(3,225)	$(27,867)	$(32,272)
Depreciation and amortization	2,692	2,614	8,053	7,948
Interest (income) expense, net	819	3,611	2,126	10,663
EBITDA	(7,818)	3,000	(17,688)	(13,661)
EBITDA margin	(62.1%)	24.0%	(48.5%)	(35.5%)
Adjustments:
Loss on extinguishment of convertible notes	—	16,853	—	16,853
Gain on extinguishment of PPP loan	—	—	—	(3,036)
Stock-based compensation expense	1,977	1,075	5,176	5,684
Change in fair value of redeemable convertible preferred stock warrant liability	—	3	—	535
Change in fair value of contingent consideration liability	—	(137)	(4,094)	780
Change in fair value of derivative liabilities	—	(23,383)	—	(15,243)
Adjusted EBITDA	$(5,841)	$(2,589)	$(16,606)	$(8,088)
Adjusted EBITDA margin	(46.4%)	(20.7%)	(45.5%)	(21.0%)